UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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◻	Definitive Proxy Statement

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Coherus BioSciences, Inc.

(Name of Registrant as Specified In Its Charter)

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COHERUS BIOSCIENCES, INC.

333 Twin Dolphin Drive, Suite 600

Redwood City, California 94065

SUPPLEMENT TO PROXY STATEMENT DATED APRIL 15, 2024 FOR

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2024

Proxy Statement Supplement

To the Stockholders of Coherus BioSciences, Inc.:

This proxy statement supplement dated May 13, 2024 (this “Supplement”) supplements the proxy statement (the “Proxy Statement”) filed by Coherus BioSciences, Inc., a Delaware corporation (the “Company” or “we”), with the Securities and Exchange Commission on April 15, 2024 for the 2024 annual meeting of stockholders (the “Annual Meeting”) to be held on May 29, 2024 at 1:30 p.m. PDT via the internet at www.virtualshareholdermeeting.com/CHRS2024. This Supplement should be read in conjunction with the Proxy Statement, and except as updated by this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or at the Annual Meeting.

The purpose of this Supplement is to clarify certain details under Proposal No. 4 in the Proxy Statement, in which we ask our stockholders to approve the amendment and restatement of the Company’s 2014 Equity Incentive Award Plan (the “2014 Plan”). The amended and restated 2014 Plan is referred to herein as the “Restated Plan.” The following information supplements and clarifies Proposal No. 4 in the Proxy Statement:

The effective date of the Restated Plan is April 11, 2024, which is the date our Board of Directors approved the Restated Plan, subject to stockholder approval. All references to the “effective date” of the Restated Plan in Proposal No. 4 refer to April 11, 2024.

No new awards have been made under the Company’s 2016 Employment Commencement Incentive Plan, or the Inducement Plan, since April 11, 2024, nor will any future awards be made under the Inducement Plan if stockholders approve the Restated Plan.

Proposal No. 4 presents certain information regarding Company shares and awards outstanding as of April 9, 2024, which is the record date for the Annual Meeting. Given the effective date of the Restated Plan is April 11, 2024, we would like to also present the following information as of April 11, 2024:

-	As of April 11, 2024, a total of 25,287,510 shares of our common stock were reserved under the 2014 Plan, the aggregate number of shares of common stock subject to awards under the 2014 Plan was 23,998,615 and a total of 1,288,895 shares of common stock remained available under the 2014 Plan for future issuance.
-	As of April 11, 2024, after adjusting for an aggregate 1,216,604 fully-vested RSUs granted and released on April 12, 2024 to certain of our current and former employees, a total of 24,070,906 shares of our common stock were reserved under the 2014 Plan, the aggregate number of shares of common stock subject to awards under the 2014 Plan was 23,998,615 and a total of 72,291 shares of common stock remained available under the 2014 Plan for future issuance
-	The table below presents information as of April 11, 2024 about the number of shares that were subject to various outstanding equity awards under our equity plans, and the shares remaining available for issuance under each such plan, after adjusting for an aggregate 1,216,604 fully-vested RSUs granted and released on April 12, 2024 to certain of our current and former employees. The existing 2014 Plan and the Inducement Plan are the only equity incentive plans we currently have in place under which we can grant awards (other than the shares available for purchase under our 2014 Employee Stock Purchase Plan). As noted above, no new awards have been made under the Inducement Plan since April 11, 2024, nor will any future awards be made under the Inducement Plan if stockholders approve the Restated Plan.

	Number of Shares and Related Information	As a % of Shares Outstanding(1)	Dollar Value (2)
Prior Plan
Options outstanding	116,537	0.1%	$280,854
Weighted average exercise price of outstanding options	$ 10.20
Weighted average exercise remaining term of outstanding options (in years)	0.5

Inducement Plan(3)
Options outstanding	4,327,073	3.8%	$10,428,246
Weighted average exercise price of outstanding options	$ 13.33
Weighted average exercise remaining term of outstanding options (in years)	6.2
Restricted stock units outstanding	16,666	0.0%	$40,165
Restricted stock awards outstanding	—	0.0%

2014 Plan
Options outstanding	23,998,615	20.9%	$57,836,662
Weighted average exercise price of outstanding options	$ 11.34
Weighted average exercise remaining term of outstanding options (in years)	6.47
Restricted stock units outstanding	907,934	0.8%	$2,188,121
Restricted stock awards outstanding	—	0.0%
Shares available for future issuance under the 2014 Plan	72,921	0.1%	$174,221

Restated Plan
Proposed increase to share reserve under Restated Plan (over existing share reserve under 2014 Plan)	7,000,000	6.1%	$16,870,000

(1) Based on 114,715,019 shares of our common stock outstanding as of April 11, 2024, after adjusting for an aggregate 1,216,604 fully-vested RSUs granted and released on April 12, 2024 to certain of our current and former employees.

(2) Based on the closing price of our common stock on April 11, 2024, of $2.41 per share.

(3) Does not reflect 2,148,795 shares of our common stock that were available for issuance under the Inducement Plan as of April 11, 2024 since, if this proposal is approved, we will not make future grants under the Inducement Plan.

As a reminder, our Board of Directors has unanimously recommended that stockholders vote “FOR” Proposal No. 4. In deciding how to vote on Proposal No. 4, we encourage you to consider and read the information disclosed in our Proxy Statement in addition to the supplemental information and clarifications above.